Exhibit 99.1

Contacts:	Kimberly Allen	Jennifer Howard-Brown
	Investor Relations Manager	Media Relations Manager
	(512) 683-6873	(512) 683-8713

National Instruments Reports First Quarter Revenue Up 26 Percent

Net Income Up 90 Percent, Dividend Increased by 50 Percent

AUSTIN, Texas – April 27, 2004 – National Instruments (Nasdaq: NATI) reported first quarter revenue of $125 million, an increase of 26 percent compared to the first quarter of 2003 and the highest quarterly revenue in NI history. Fully diluted earnings per share (EPS) for Q1 were 16 cents with net income of $12.8 million, up 90 percent from Q1 2003.

The company also announced a quarterly dividend of 5 cents per share on its common stock payable on June 1, 2004, to shareholders of record on May 11, 2004. The dividend represents an increase of 50 percent compared to the previous quarterly dividend, which was equivalent to 3.33 cents per share on a post-split basis.

“Our aggressive R&D investments throughout the economic downturn continued to pay off and position us well for future success,” said Dr. James Truchard, NI CEO. “The measurement capabilities of virtual instruments are approaching or exceeding traditional instruments, with the added benefits of computer-based automation.

Strong growth for LabVIEW 7 Express as well as PC-based data acquisition, PXI, Compact FieldPoint, machine vision, and modular instrumentation drove record quarterly revenue, demonstrating that virtual instrumentation has further penetrated mainstream measurement and automation applications.”

Highlights

•	Second consecutive quarter of record revenue

•	Net income up 90 percent

•	Record revenue and record net income expected for 2004

•	Strong quarterly growth for NI LabVIEW software, PC-based data acquisition, PXI, Compact FieldPoint, machine vision, and modular instruments

•	NI LabVIEW 7 Express named EDN Innovation of the Year

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National Instruments Reports First Quarter Revenue Up 26 Percent

April 27, 2004

“In Q1, NI delivered strong revenue growth and demonstrated outstanding operating leverage by increasing net income 90 percent year-over-year to 10.3 percent of revenue,” said Alex Davern, NI CFO. “With net income of $12.8 million and a cash and short-term investments balance of $199 million, the company is well-positioned for strong growth as we strive to become a billion dollar company.”

Geographically, the growth of revenue in U.S. dollar terms for Q1 2004 as compared to Q1 2003 was as follows: up 23 percent in the Americas, up 27 percent in Europe, and up 29 percent in Asia, giving overall growth of 26 percent. In local currency terms, revenue was up 7 percent in Europe and up 25 percent in Asia, for an overall local currency growth of 18 percent.

For Q2 2004, NI anticipates revenue to follow the company’s normal historical pattern and remain flat to slightly down sequentially from Q1, which would represent a revenue increase of approximately 25 percent year-over-year. The company expects to report fully diluted earnings per share in Q2 2004 of between 15 and 16 cents per share, compared to 9 cents per share in Q2 2003. NI currently expects to report record revenue and record net income for the full year and fully diluted earnings per share of between 70 to 75 cents for 2004, compared to 41 cents per share for 2003.

Interested parties can listen to a conference call today, April 27, 2004, beginning at 4:00 p.m. CDT, at ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #476628, from April 27, 2004, at 7:00 p.m. CDT, through May 4, 2004, at 12:00 a.m. CDT.

This release contains “forward-looking statements,” including statements regarding being positioned well for future success and strong growth, measurement capabilities of virtual instrumentation, becoming a billion dollar company, and revenue and earnings per share for Q2 and for the fiscal year 2004. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies, and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company’s future performance.

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National Instruments Reports First Quarter Revenue Up 26 Percent

April 27, 2004

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation – a revolutionary concept that has changed the way engineers and scientists approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,100 employees and direct operations in 40 countries. In 2003, the company sold products to more than 25,000 companies in 90 countries. For the past five years, FORTUNE magazine named NI one of the 100 best companies to work for in America.

Readers may obtain investment information from the company’s investor relations department by calling (512) 683-5090, by sending e-mail to nati@ni.com, or by visiting www.ni.com/nati.

The condensed consolidated balance sheets, statements of income, and cash flows to follow.

FieldPoint, LabVIEW, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports First Quarter Revenue Up 26 Percent

April 27, 2004

National Instruments

Condensed Consolidated Balance Sheets

(in thousands)

	March 31 2004	December 31 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,564	$53,446
Short-term investments	153,218	141,227
Accounts receivable, net	81,628	77,970
Inventories, net	51,506	38,813
Other current assets	23,061	19,669

Total current assets	354,977	331,125
Property and equipment, net	150,768	151,612
Intangibles and other assets, net	43,065	42,414

Total assets	$548,810	$525,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,602	$29,567
Accrued expenses and other liabilities	47,462	46,228

Total current liabilities	83,064	75,795
Deferred income taxes, net	10,310	9,904

Total liabilities	93,374	85,699

Stockholders’ equity:
Preferred stock	—	—
Common stock	786	783
Additional paid-in capital	99,472	95,070
Retained earnings	360,206	349,994
Other	(5,028)	(6,395)

Total stockholders’ equity	455,436	439,452

Total liabilities and stockholders’ equity	$548,810	$525,151

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National Instruments Reports First Quarter Revenue Up 26 Percent

April 27, 2004

National Instruments

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended March 31 (unaudited)
	2004	2003
Net sales	$124,638	$99,173
Cost of sales	31,570	26,013

Gross profit	93,068	73,160

Sales and marketing	46,697	38,545
Research and development	19,990	15,251
General and administrative	9,860	8,338
Patent litigation	176	2,702

Total operating expenses	76,723	64,836

Operating income	16,345	8,324
Interest income, net	712	686
Foreign exchange loss, net	(2)	(14)
Other income	48	21

Income before income taxes	17,103	9,017
Provision for income taxes	4,276	2,254

Net income	$12,827	$6,763

Earnings per share:
Basic	$0.16	$0.09

Diluted	$0.16	$0.08

Weighted average shares Outstanding:
Basic	77,964	76,734

Diluted	81,905	79,910

Dividend declared per share	$0.03	—

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National Instruments Reports First Quarter Revenue Up 26 Percent

April 27, 2004

National Instruments

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31
	(unaudited)
	2004	2003
Cash flow from operating activities:
Net income	$12,827	$6,763
Adjustments to reconcile net income to cash from operating activities:
Charges to income not requiring cash outlays:
Depreciation and amortization	5,915	6,097
Benefit from deferred income taxes	(403)	(582)
Tax benefit from stock option plans	1,244	752
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(3,658)	752
Decrease (increase) in inventories	(12,693)	1,677
Decrease (increase) in prepaid expense and other assets	(1,478)	2,336
Increase (decrease) in current liabilities	7,269	(4,317)

Net cash provided by operating activities	9,023	13,478

Cash flow from investing activities:
Capital expenditures	(3,030)	(3,113)
Capitalization of internally developed software	(2,039)	(4,581)
Additions to other intangibles	(391)	(3,516)
Purchases of short-term investments	(48,636)	(37,272)
Sales and maturities of short-term investments	36,645	29,875

Net cash used in investing activities	(17,451)	(18,607)

Cash flow from financing activities:
Proceeds from issuance of common stock under employee plans	3,161	1,743
Dividends paid	(2,615)	—

Net cash provided by financing activities	546	1,743

Net decrease in cash and cash equivalents	(7,882)	(3,386)
Cash and cash equivalents at beginning of period	53,446	40,240

Cash and cash equivalents at end of period	$45,564	$36,854

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